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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

                        Date of Report:  April 23, 1997
                       (Date of earliest event reported)


                             METAL MANAGEMENT, INC.
             (Exact name of registrant as specified in the charter)


      Delaware
(State or other                                  94-2835068
jurisdiction                 0-14836            (IRS Employer
 of incorporation)    (Commission File No.)  Identification No.)

                         500 Dearborn Street, Suite 405
                            Chicago, Illinois  60610
                    (Address of Principal Executive Offices)

                                 (312) 645-0700
               Registrant's telephone number including area code)

                                      N/A

         (Former name or former address, if changed since last report)

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ITEM 5. OTHER EVENTS

     April 23, 1997 - Metal Management, Inc. (NASDAQ symbol MTLM) (the "Company") today announced that as previously disclosed, the Company and Cozzi Iron & Metal, Inc. ("Cozzi") have signed a binding Letter of Intent to merge their respective companies, including Cozzi's interests in two joint ventures with the Company as the surviving entity. The Company also announced today that at the closing of this merger, the shareholders of Cozzi will likely receive 11.5 million shares of the Company's common stock and $6 million in cash. Further, at the effective time of the merger, the Company intends to name Albert Cozzi as President and the Chief Operating Officer of the merged company. T. Benjamin Jennings will remain Chairman of the Board and Chief Development Officer, and Gerard M. Jacobs will remain the Chief Executive Officer of the merged company. Frank Cozzi will be a Vice President of the Company and President of the Cozzi operations. Contemporaneous with closing, Albert and Frank Cozzi, as well as T. Benjamin Jennings and Gerard M. Jacobs, anticipate entering into five-year employment agreements which would, among other things, grant warrants to each individual to purchase 750,000 shares of the Company's common stock. 375,000 of the warrants issued to each officer would be exercisable at $5.91 per share and the remaining 375,000 warrants would be exercisable at a price equal to 75% of the stock's closing price on the day before the closing of the Cozzi merger. In addition, Albert, Frank and Greg Cozzi and T. Benjamin Jennings and Gerard M. Jacobs intend to enter into a ten-year agreement to, among other things, vote their respective shares in a common fashion in regard to elections of directors and in certain other circumstances. If the Cozzi merger is completed, these five individuals will own, directly or indirectly, approximately 15.7 million shares of the Company's common stock on a fully-diluted basis. Giving effect to the Cozzi merger, as of March 31, 1997, the Company had approximately 27.3 million shares of common stock on a fully-diluted basis.

     Also, as previously announced, the Company, Proler Southwest, Inc., and Proler Steelworks LLC ("Proler") have signed a binding Letter of Intent to merge the three companies with the Company as the surviving entity. The Company announced today that at the closing, the transaction would be effected by the Company acquiring all of the equity interests in Proler Southwest, Inc. and Proler Steelworks LLC in exchange for $15 million in cash, a $2 million promissory note, 1.75 million shares of common stock in the Company and 375,000 warrants exercisable for 5 years at $6 per share. The Company anticipates utilizing existing Proler management personnel to manage and oversee the Houston and Gulf Coast region for the Company under the "Proler Southwest" name.

     The parties in both the Cozzi and Proler transactions are proceeding with their due diligence investigations and negotiations of definitive agreements and expect both mergers to close in the summer of 1997. The transactions are subject to, among other things, execution of definitive merger agreements, successful completion of due diligence, regulatory and corporate approvals and other customary conditions. In addition, the Cozzi merger is subject to approval of the Company's stockholders. Giving effect to the acquisitions of Reserve (defined below), Cozzi (including joint venture revenues), and Proler, the Company would have had annualized gross revenues in excess of $510 million on a pro forma basis for the twelve months ended December 31, 1996.



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     The Company previously announced the proposed purchase of Reserve Iron &
Metal Limited Partnership ("Reserve") through the purchase of all of the common stock of P. Joseph Iron & Metal, Inc., an Ohio corporation ("PJIM") and the sole general partner of Reserve, and all of the limited partnership units in Reserve. The Company announced today that at the closing of the Company's purchase of the common stock and limited partnership units, the Company will deliver to the sellers a cash payment of $5,875,000 and a promissory note in the amount of approximately $1.5 million. The Company also announced today that, upon the closing of the Company's purchase of the common stock and limited partnership units, the Company will enter into ten-year employment agreements with the shareholders of PJIM for which Paul D. Joseph, Steven Joseph and Scott Joseph will receive warrants to purchase up to 1,400,000 shares of common stock of the Company. These warrants have varying vesting provisions, and their effective exercise prices will depend in part upon the resolution of specified potential liabilities referred to in the following paragraph. The Company also anticipates entering into employment agreements with certain key employees of Reserve for which warrants to purchase an aggregate of up to 175,000 shares of common stock of the Company will be issued.

     The Company also announced today that it has agreed, in principle, with certain of the sellers to amend the Purchase Agreement for Reserve. Among other matters, certain of the sellers of Reserve (the "Indemnifying Parties") have agreed, in principle, to indemnify the Company and its affiliates against a significant portion of specified potential liabilities. As is customary with certain types of potential liabilities, Reserve's insurance carriers have accepted the defense of Reserve, but have done so subject to reserving their respective rights to deny coverage under certain circumstances. Assuming, for hypothetical purposes, that insurance coverage would not be available or would be inadequate, such potential liabilities, were they to become actual liabilities, could be significant. Any amounts payable by the Indemnifying Parties will be funded by reducing the purchase price note owed by the Company and/or by increasing the exercise price on warrants to be issued to such indemnifying parties as part of the original terms of the Purchase Agreement and the ten-year employment agreements, respectively. With reference to these certain potential liabilities, Reserve has advised the Company it believes it has adequate insurance coverage and has denied any liability for these potential liabilities. There can be no assurances, however, that Reserve will not suffer actual liability or that it will have adequate insurance to cover the liability.

     The Company also announced that it is restating its second quarter results for an accounting error at its subsidiary EMCO Recycling Corporation ("EMCO"). The accounting error occurred as a result of system processing problems encountered as EMCO implemented a new management information system in September 1996. The error resulted in an understatement of net loss of the second quarter of approximately $368,000 or $.04 per share. MTLM will file amended reports on Form 10-Q for the second and third quarters of fiscal 1997 as soon as practicable. MTLM anticipates filing its annual financial statements for the fiscal year ended March 31, 1997 on a timely basis.

     All of the statements made herein, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act


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of 1995.  As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect the Company's current expectations regarding the future profitability of the Company and its subsidiaries and the benefits to be derived from the Company's execution of the Company's industry consolidation strategy. There can be no assurance that the Company's actual future performance or that of its subsidiaries will meet the Company's expectations for growth and profitability. In addition, there are no assurances that the transactions referred to in this release will be completed, or that the potential liabilities referred to in this release will not result in significant liability to the Company or its existing or to be acquired subsidiaries. The statements in this report involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by these forward-looking statements. As discussed in the Company's quarterly report for the period ended December 31, 1996, some of the factors which could affect the Company's performance include, among other things: possible inability to replace short term financing with longer term capital commitments, ability to obtain capital through debt and/or equity placements sufficient to fund cash requirements under acquisition and merger agreements, risk of expansion strategy, cyclicality of operating results, price fluctuations, existing and future debt of the Company, competition in the scrap metal industry, immediate and future capital requirements, substantial leverage, reliance on management and principal stockholders, and environmental matters.

Exhibits

99 Additional Exhibits

     1) Press Release dated April 23, 1997



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        METAL MANAGEMENT, INC.
                                        By:/s/ Gerard M. Jacobs
                                           ------------------------------------
                                           Gerard M. Jacobs,
Dated April 30, 1997                       President and Chief Executive Officer